Exhibit 99.1

April 22, 2020
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports First Quarter 2020 Revenue and Earnings
Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or "the Company"), North America's largest truckload transportation company, today reported first quarter 2020 net income attributable to Knight-Swift of $65.4 million and Adjusted Net Income Attributable to Knight-Swift of $76.2 million. We reported GAAP earnings per diluted share of $0.38 for the first quarter of 2020, compared to $0.51 for the first quarter of 2019. Our Adjusted EPS was $0.44 for the first quarter of 2020, compared to $0.55 for the first quarter of 2019.

Key Financial Highlights
We continue to operate our business through the COVID-19 pandemic and have taken many additional precautions to ensure the safety of our employees, customers, vendors, and the communities in which we operate. Our diverse customer base has permitted us to balance our truckload capacity between customers with significant declines in volumes and those experiencing surges in demand for essential consumer products. We believe we are well-prepared for the sustainability of our business from a balance sheet perspective with a very conservative debt balance and a meaningful level of available liquidity, coupled with a conservative, cost-minded culture. We are fortunate that our multiple brands and diverse operating model have enabled us to rapidly adapt to the ever-changing economic environment. We believe we are well-positioned to navigate through these unprecedented times, while continuing to support our customers and ultimately the greater economy.
Despite declining rates over the past year amidst a challenging freight environment, which was further challenged by the effects of the COVID-19 pandemic, our Trucking segment showed resilience, generating an Adjusted Operating Ratio of 86.5% in the first quarter of 2020, which represents a 20 basis point improvement from the same quarter last year. Total miles per tractor increased by 0.2% in a volatile environment. Our Logistics segment produced an Adjusted Operating Ratio of 95.2% in the first quarter of 2020, primarily driven by a gross margin of 14.7% within our brokerage business. While rates and volumes across our reportable segments were pressured during the quarter, our focus on cost management contributed to operating efficiencies that helped mitigate some of the impacts from the uncertain economy, including a weaker used equipment market that negatively affected gain on sales of revenue equipment by $8.8 million (or $0.04 of earnings per diluted share, after taxes) on a year-over-year basis.
Knight-Swift Consolidated Results

	Quarter Ended March 31,
	2020	2019	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,124,798	$1,204,535	(6.6%)
Revenue, excluding trucking fuel surcharge ¹	$1,027,095	$1,096,956	(6.4%)
Operating income	$102,119	$116,299	(12.2%)
Adjusted Operating Income ²	$116,788	$126,992	(8.0%)
Net income attributable to Knight-Swift	$65,426	$87,938	(25.6%)
Adjusted Net Income Attributable to Knight-Swift ²	$76,205	$96,181	(20.8%)
Earnings per diluted share	$0.38	$0.51	(25.5%)
Adjusted EPS ²	$0.44	$0.55	(20.0%)

1	See Note 1 to the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.

2	See GAAP to non-GAAP reconciliation in the schedules following this release.

Income Taxes — The effective tax rate was 27.2% for the first quarter of 2020, compared to 24.0% for the first quarter of 2019. We expect the full-year 2020 effective tax rate to be in the range of 25.5% to 27.0% before discrete items.
Dividend — The Company previously announced a quarterly cash dividend of $0.08 per share to stockholders of record on March 3, 2020, which was paid on March 27, 2020. This represents a $0.02 increase from the Company's historical quarterly dividend of $0.06 per share of common stock. We currently do not have plans to change the amount or frequency of the dividend.
Other Income, net — During the first quarter of 2020, we recognized a $6.5 million loss within "Other income, net" in the condensed consolidated statements of comprehensive income. This was primarily driven by losses on certain investments and a $2.5 million unfavorable adjustment associated with foreign currency fluctuations within our Mexico operations.
COVID-19 —The COVID-19 pandemic, and efforts to contain it, has significantly affected the economy and the everyday lives of people around the world. Trucking has always been an essential service, which has become increasingly apparent, as we partner with our customers to deliver vital goods to consumers throughout North America during these trying times. As part of our efforts to safeguard our employees and promote business continuity, we have taken many additional precautions to enhance the sanitization process of our equipment and properties, increase the social distancing of our employees by working remotely where possible, and provide our driving associates with essential provisions and enhanced bonus opportunities while they are over the road delivering freight for our customers. During the first quarter of 2020, we invested approximately $2.3 million (or $0.01 of Adjusted EPS) of incremental expenses associated with our drivers and terminal employees to ensure safety and that communities received essential products. We expect to incur costs of a similar nature in the second quarter of 2020.

2

Segment Financial Performance
Trucking Segment

	Quarter Ended March 31,
	2020	2019	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$821,084	$865,630	(5.1%)
Operating income	$107,334	$115,175	(6.8%)
Adjusted Operating Income ¹	$110,805	$115,524	(4.1%)
Operating ratio	88.3%	88.2%	10	bps
Adjusted Operating Ratio ¹	86.5%	86.7%	(20	bps)

1	See GAAP to non-GAAP reconciliation in the schedules following this release.
Our Trucking segment includes our irregular route, dedicated, refrigerated, expedited, flatbed, and cross-border operations across our brands. We improved the Adjusted Operating Ratio within this segment to 86.5% in the first quarter of 2020 from 86.7% in the first quarter of 2019, despite the $8.8 million reduction in gain on sales of revenue equipment, noted above. Our cost control efforts contributed to a 3.2% decrease in operating expenses per total miles driven. Average revenue per tractor decreased by 2.7%, primarily as a result of a 3.1% decrease in revenue per loaded mile, excluding fuel surcharge and intersegment transactions. In the first quarter of 2020, Knight's trucking operating segment and Swift's truckload operating segment generated Adjusted Operating Ratios of 83.5% and 87.6%, respectively. Over the trailing twelve-month period, the two operating segments continued to approach parity, with Knight trucking producing an 84.3% Adjusted Operating Ratio and Swift truckload operating within approximately 140 basis points of Knight at an 85.7% Adjusted Operating Ratio.
Logistics Segment

	Quarter Ended March 31,
	2020	2019	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$76,757	$87,191	(12.0%)
Operating income	$3,719	$7,283	(48.9%)
Operating ratio	95.3%	91.8%	350	bps
Adjusted Operating Ratio ¹	95.2%	91.6%	360	bps

1	See GAAP to non-GAAP reconciliation in the schedules following this release.
Adjusted Operating Ratio in the Logistics segment (which primarily consists of our Knight and Swift brokerage services) increased to 95.2% in the first quarter of 2020 from 91.6% in the first quarter of 2019.
Brokerage-only — Brokerage gross margin decreased to 14.7% in the first quarter of 2020 from 17.8% in the first quarter of 2019. A 6.5% decrease in brokerage load volumes and a 3.8% decrease in brokerage revenue per load resulted in a 10.0% decrease in brokerage revenue, excluding intersegment transactions.

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Intermodal Segment

	Quarter Ended March 31,
	2020	2019	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$94,622	$115,677	(18.2%)
Operating (loss) income	$(2,737)	$2,361	(215.9%)
Adjusted Operating (Loss) Income ¹	$(2,689)	$2,361	(213.9	) %
Operating ratio	102.9%	98.0%	490	bps
Adjusted Operating Ratio ¹	102.8%	98.0%	480	bps

1	See GAAP to non-GAAP reconciliation in the schedules following this release.
During the first quarter of 2020, our Intermodal segment produced an Adjusted Operating Ratio of 102.8%, compared to 98.0% during the first quarter of 2019. Continued market pressures, including the impact of the COVID-19 pandemic, contributed to an 18.2% decrease in revenue, excluding intersegment transactions, as load counts decreased 13.2% and revenue per load decreased 5.8%.
Non-reportable Segments

	Quarter Ended March 31,
	2020	2019	Change
	(Dollars in thousands)
Total revenue	$46,242	$37,764	22.4%
Operating loss	$(6,197)	$(8,520)	(27.3%)

The non-reportable segments include support services provided to our customers and independent contractors (including repair and maintenance shop services, equipment leasing, warranty services, and insurance), trailer parts manufacturing, certain warehousing activities, as well as certain corporate expenses (such as legal settlements and accruals and $10.3 million in quarterly amortization of intangibles related to the 2017 Merger). The decrease in operating loss within the non-reportable segments was driven by additional operating income earned from warehousing activities in the first quarter of 2020, which was partially offset by losses from less revenue generated from support services provided to our independent contractors.

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Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses)

	Quarter Ended March 31,
	2020	2019	Change
	(In thousands)
Net cash provided by operating activities	$155,343	$243,452	$(88,109)
Net cash used in investing activities	(125,582)	(44,721)	(80,861)
Net cash used in financing activities	(71,885)	(217,784)	145,899
Net decrease in cash, restricted cash, and equivalents ¹	$(42,124)	$(19,053)	$(23,071)
Net capital expenditures	$(75,675)	$(49,119)	$(26,556)

1
"Net decrease in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.

Liquidity and Capitalization — As of March 31, 2020, we had a balance of $621.7 million of unrestricted cash and available liquidity and $5.7 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $787.9 million as of March 31, 2020, which is a $28.4 million increase from December 31, 2019. Our cash provided by operating activities and our change in our Net Debt balance was negatively affected by a $93.4 million cash settlement paid during the first quarter of 2020, associated with pre-2017 Merger legal matters that were previously accrued and disclosed by Swift. Free cash flow for the quarter, including the $93.4 million payment, was $79.7 million (computed as net cash provided by operating activities, less net capital expenditures). During the quarter, we generated $155.3 million in operating cash flows, reduced our operating lease liabilities by $11.4 million, repurchased $34.6 million worth of our common stock, and returned $14.0 million to our stockholders in the form of quarterly dividends. We continue to maintain our leverage ratio within our targeted range and remain committed to a strong capital structure, which we believe will position us for long-term success and enable us to pursue further opportunities for organic growth, growth through acquisitions, and other capital allocation opportunities. We do not foresee material liquidity constraints or any issues with our ongoing ability to meet our debt covenants.
Equipment and Capital Expenditures — Gain on sale of revenue equipment decreased to $3.0 million in the first quarter of 2020, compared to $11.8 million in the same quarter of 2019. Capital expenditures, net of disposal proceeds, were $75.7 million for the first quarter of 2020. The average age of our tractor fleet decreased to 2.0 years in the first quarter of 2020 from 2.1 years in the first quarter of 2019. We reduced our full-year 2020 net capital expenditures range to $515.0 – $540.0 million from the previously-disclosed range of $550.0 – $575.0 million. Expected 2020 capital expenditures primarily include replacements of existing tractors and trailers, as well as investment in our terminal network and driver amenities.
Guidance — Due to uncertainties regarding the duration and impact of the COVID-19 pandemic, Knight-Swift is suspending its previously announced annual guidance for 2020. We would expect to reintroduce guidance once we feel we have more visibility into, and better predictability surrounding, the timing and extent of normal economic activities resuming within the truckload freight market.

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Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
David A. Jackson, President and Chief Executive Officer, or Adam W. Miller, Chief Financial Officer: (602) 606-6349

Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, revenues, cash flows, dividends, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services or developments; any statements regarding future economic, industry, or Company conditions or performance; and any statements of belief and any statement of assumptions underlying any of the foregoing.  In this press release, such statements include, but are not limited to, statements concerning:

•	any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, cash flows, dividends, capital expenditures, or other financial items,

•	expectations regarding future demand, truckload capacity, and the overall freight and economic environment,

•	the impacts of the COVID-19 global pandemic,

•	future dividends,

•	intentions regarding refinancing the company's term loan, including the timing thereof,

•	future effective tax rates,

•	future performance of our reportable segments, including cost structure and load volumes within our Intermodal segment,

•	future capital structure, capital allocation, and growth strategies and opportunities, and

•	future capital expenditures, including funding of capital expenditures.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2019 and various disclosures in our press releases, stockholder reports, and other filings with the SEC.

6

Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Quarter Ended March 31,
	2020	2019
	(In thousands, except per share data)
Revenue:
Revenue, excluding trucking fuel surcharge ¹	$1,027,095	$1,096,956
Trucking fuel surcharge ¹	97,703	107,579
Total revenue	1,124,798	1,204,535
Operating expenses:
Salaries, wages, and benefits	354,833	363,855
Fuel	121,855	138,439
Operations and maintenance	68,404	79,760
Insurance and claims	54,280	50,136
Operating taxes and licenses	22,169	21,803
Communications	4,874	5,083
Depreciation and amortization of property and equipment	110,221	100,937
Amortization of intangibles	11,474	10,693
Rental expense	25,375	35,545
Purchased transportation	225,276	269,349
Impairments	902	—
Miscellaneous operating expenses	23,016	12,636
Total operating expenses	1,022,679	1,088,236
Operating income	102,119	116,299
Other (expenses) income:
Interest income	832	1,016
Interest expense	(6,107)	(7,348)
Other (expenses) income, net	(6,507)	6,139
Total other (expenses) income, net	(11,782)	(193)
Income before income taxes	90,337	116,106
Income tax expense	24,554	27,923
Net income	65,783	88,183
Net income attributable to noncontrolling interest	(357)	(245)
Net income attributable to Knight-Swift	$65,426	$87,938

Earnings per share:
Basic	$0.38	$0.51
Diluted	$0.38	$0.51

Dividends declared per share:	$0.08	$0.06

Weighted average shares outstanding:
Basic	170,617	172,971
Diluted	171,282	173,608

1
Beginning in the second quarter of 2019, the Company presents fuel surcharge revenue generated within only its Trucking segment within "Trucking fuel surcharge" in the Condensed Consolidated Statements of Comprehensive Income. Fuel surcharge revenue generated within the remaining segments is included in "Revenue, excluding trucking fuel surcharge." Prior period amounts have been reclassified to align with the current period presentation.

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2020	December 31, 2019
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$119,132	$159,722
Cash and cash equivalents – restricted	39,812	41,331
Restricted investments, held-to-maturity, amortized cost	8,836	8,912
Trade receivables, net of allowance for doubtful accounts of $19,304 and $18,178, respectively	521,976	518,547
Contract balance – revenue in transit	13,239	12,696
Prepaid expenses	59,134	62,160
Assets held for sale	37,986	41,786
Income tax receivable	12,646	17,026
Other current assets	25,681	27,848
Total current assets	838,442	890,028
Property and equipment, net	2,873,170	2,850,720
Operating lease right-of-use assets	159,283	169,425
Goodwill	2,923,382	2,918,992
Intangible assets, net	1,423,666	1,379,459
Other long-term assets	70,380	73,108
Total assets	$8,288,323	$8,281,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$168,018	$99,194
Accrued payroll and purchased transportation	112,396	110,065
Accrued liabilities	87,480	175,222
Claims accruals – current portion	158,962	150,805
Finance lease liabilities and long-term debt – current portion ¹	377,201	377,651
Operating lease liabilities – current portion	75,224	80,101
Total current liabilities	979,281	993,038
Revolving line of credit	294,000	279,000
Finance lease liabilities – less current portion	55,679	57,383
Operating lease liabilities – less current portion	89,683	96,160
Accounts receivable securitization	179,801	204,762
Claims accruals – less current portion	188,912	196,912
Deferred tax liabilities	785,588	771,719
Other long-term liabilities	25,055	14,455
Total liabilities	2,597,999	2,613,429
Stockholders’ equity:
Common stock	1,698	1,707
Additional paid-in capital	4,275,834	4,269,043
Retained earnings	1,410,527	1,395,465
Total Knight-Swift stockholders' equity	5,688,059	5,666,215
Noncontrolling interest	2,265	2,088
Total stockholders’ equity	5,690,324	5,668,303
Total liabilities and stockholders’ equity	$8,288,323	$8,281,732

1	The Term Loan is due October 2, 2020. The Company intends to refinance prior to the due date.

8

Segment Operating Statistics (Unaudited)

	Quarter Ended March 31,
	2020	2019	Change
Trucking
Average revenue per tractor ¹	$44,474	$45,718	(2.7%)
Non-paid empty miles percentage	12.8%	12.9%	(10	bps)
Average length of haul (miles)	428	429	(0.2%)
Miles per tractor	22,568	22,523	0.2%
Average tractors	18,462	18,934	(2.5%)
Average trailers	57,716	58,934	(2.1%)

Logistics
Revenue per load – Brokerage only ²	$1,378	$1,432	(3.8%)
Gross margin – Brokerage only	14.7%	17.8%	(310	bps)

Intermodal
Average revenue per load ²	$2,314	$2,456	(5.8%)
Load count	40,889	47,109	(13.2%)
Average tractors	601	693	(13.3%)
Average containers	9,856	9,866	(0.1%)

1	Computed with revenue, excluding fuel surcharge and intersegment transactions

2	Computed with revenue, excluding intersegment transactions

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Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity, which is defined under "Liquidity and Capitalization" above. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
	2020	2019
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,124,798	$1,204,535
Total operating expenses	(1,022,679)	(1,088,236)
Operating income	$102,119	$116,299
Operating ratio	90.9%	90.3%

Non-GAAP Presentation
Total revenue	$1,124,798	$1,204,535
Trucking fuel surcharge	(97,703)	(107,579)
Revenue, excluding trucking fuel surcharge	1,027,095	1,096,956

Total operating expenses	1,022,679	1,088,236
Adjusted for:
Trucking fuel surcharge	(97,703)	(107,579)
Amortization of intangibles ²	(11,474)	(10,693)
Impairments ³	(902)	—
COVID-19 incremental costs [4]	(2,293)	—
Adjusted Operating Expenses	910,307	969,964
Adjusted Operating Income	$116,788	$126,992
Adjusted Operating Ratio	88.6%	88.4%

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1	Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.

2	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger and other acquisitions.

3	"Impairments" primarily reflects the non-cash impairment of trailer tracking equipment.

4
"COVID-19 incremental costs" reflects costs incurred during the first quarter of 2020 that were directly attributable to the pandemic and were incremental to those incurred prior to the outbreak. These include payroll premiums paid to our drivers and shop mechanics, additional disinfectants and cleaning supplies, and various other pandemic-specific items. The costs are clearly separable from our normal business operations and are not expected to recur once the pandemic subsides.

Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS [1]

	Quarter Ended March 31,
	2020	2019
	(Dollars In thousands)
GAAP: Net income attributable to Knight-Swift	$65,426	$87,938
Adjusted for:
Income tax expense attributable to Knight-Swift	24,554	27,923
Income before income taxes attributable to Knight-Swift	89,980	115,861
Amortization of intangibles ²	11,474	10,693
Impairments ³	902	—
COVID-19 incremental costs [4]	2,293	—
Adjusted income before income taxes	104,649	126,554
Provision for income tax expense at effective rate	(28,444)	(30,373)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$76,205	$96,181

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended March 31,
	2020	2019
GAAP: Earnings per diluted share	$0.38	$0.51
Adjusted for:
Income tax expense attributable to Knight-Swift	0.14	0.16
Income before income taxes attributable to Knight-Swift	0.53	0.67
Amortization of intangibles ²	0.07	0.06
Impairments ³	0.01	—
COVID-19 incremental costs [4]	0.01	—
Adjusted income before income taxes	0.61	0.73
Provision for income tax expense at effective rate	(0.17)	(0.17)
Non-GAAP: Adjusted EPS	$0.44	$0.55

1
Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

2	Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 2.

3	Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.

4	Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio ¹

	Quarter Ended March 31,
Trucking Segment	2020	2019
GAAP Presentation	(Dollars in thousands)
Total revenue	$919,061	$973,245
Total operating expenses	(811,727)	(858,070)
Operating income	$107,334	$115,175
Operating ratio	88.3%	88.2%
Non-GAAP Presentation
Total revenue	$919,061	$973,245
Fuel surcharge	(97,703)	(107,579)
Intersegment transactions	(274)	(36)
Revenue, excluding fuel surcharge and intersegment transactions	821,084	865,630

Total operating expenses	811,727	858,070
Adjusted for:
Fuel surcharge	(97,703)	(107,579)
Intersegment transactions	(274)	(36)
Amortization of intangibles ²	(324)	(349)
Impairments ³	(902)	—
COVID-19 incremental costs [4]	(2,245)	—
Adjusted Operating Expenses	710,279	750,106
Adjusted Operating Income	$110,805	$115,524
Adjusted Operating Ratio	86.5%	86.7%

1	Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.

2	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions.

3	Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.

4	Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio — Continued ¹

	Quarter Ended March 31,
Logistics Segment	2020	2019
GAAP Presentation	(Dollars in thousands)
Total revenue	$79,198	$88,952
Total operating expenses	(75,479)	(81,669)
Operating income	$3,719	$7,283
Operating ratio	95.3%	91.8%
Non-GAAP Presentation
Total revenue	$79,198	$88,952
Intersegment transactions	(2,441)	(1,761)
Revenue, excluding intersegment transactions	76,757	87,191

Total operating expenses	75,479	81,669
Adjusted for:
Intersegment transactions	(2,441)	(1,761)
Adjusted Operating Expenses	73,038	79,908
Adjusted Operating Income	$3,719	$7,283
Adjusted Operating Ratio	95.2%	91.6%

	Quarter Ended March 31,
Intermodal Segment	2020	2019
GAAP Presentation	(Dollars in thousands)
Total revenue	$94,731	$116,367
Total operating expenses	(97,468)	(114,006)
Operating (loss) income	$(2,737)	$2,361
Operating ratio	102.9%	98.0%
Non-GAAP Presentation
Total revenue	$94,731	$116,367
Intersegment transactions	(109)	(690)
Revenue, excluding intersegment transactions	94,622	115,677

Total operating expenses	97,468	114,006
Adjusted for:
Intersegment transactions	(109)	(690)
COVID-19 incremental costs ²	(48)	—
Adjusted Operating Expenses	97,311	113,316
Adjusted Operating (Loss) Income	$(2,689)	$2,361
Adjusted Operating Ratio	102.8%	98.0%

1	Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.

2	Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.

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